As filed with the Securities and Exchange Commission on November 21, 2017

Registration No: 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC VENTURES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2100622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

117 West 9th Street, Suite 316, Los Angeles, CA	90015
(Address of Principal Executive Offices)	(Zip Code)

Pacific Ventures Group, Inc. 2017 Equity Incentive Plan
(Full title of the plan)

Ms. Shannon Masjedi President, Chief Executive Officer and Interim Chief Financial Officer Pacific Ventures Group, Inc. 117 West 9th Street, Suite 316 Los Angeles California 90015
(Name and address of agent for service)

310-392-5606
(Telephone number, including area code, of agent for service) Copies to: Jonathan Shechter, Esq. Sasha Ablovatskiy, Esq. Foley Shechter LLP 211 East 43rd Street, Seventh Floor New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common stock, par value $0.001 per share ("Common Stock")	1,500,000	$0.11	$165,000	$20.55

(1)      To the extent permitted by Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Pacific Ventures Group, Inc. 2017 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)       Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant's Common Stock as reported on the OTC Pink market on November 20, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible grantees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Pacific Venture Group, Inc. (the "Company") with the SEC are incorporated by reference into this registration statement:

(a)	The Annual Report on Form 10-K/A, Amendment No. 1, for the fiscal year ended December 31, 2016, as filed with the SEC on October 16, 2017;
(b)	The Quarterly Report on Form 10-Q/A, Amendment No. 1, for the fiscal quarter ended March 31, 2017, as filed with the SEC on October 31, 2017;
(c)	The Quarterly Report on Form 10-Q/A, Amendment No. 1, for the fiscal quarter ended June 30, 2017, as filed with the SEC on November 7, 2017;
(d)	The Current Reports on Form 8-K, as filed with the SEC on May 15, 2017, June 5, 2017, June 15, 2017, August 10, 2017, November 8, 2017 and November 16, 2017;
(e)	The Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, as filed with the SEC on November 20, 2017; and
(f)
The description of the Company's common stock as contained in the Company's Registration Statement on Form S-1, Amendment No. 1, as filed with the SEC on June 14, 2017 (SEC File No. 333-218097), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

  The Company's Fourth Amended and Restated Certificate of Incorporation provides that none of its directors shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware (the "DGCL") against all expense, liability and loss (including attorneys' fees, judgments, fines, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction,or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have reasonable cause to believe that his conduct was unlawful.

Section 145 of the DGCL provides that a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees, and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses, including attorneys' fees, as well as judgments, fines, and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the DGCL.

The Company carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions or otherwise, the Company is aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.      Exemption From Registration Claimed.

Not applicable.

Item 8.      Exhibits.

Exhibit No.	Description

3.1
Fourth Amended and Restated and Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, as filed with the SEC on November 16, 2017).

3.2	By-laws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1/A, as filed with the SEC on June 14, 2017).

3.3	Amendment No. 1 to the Bylaws of the Company (Incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-1/A, as filed with the SEC on June 14, 2017).

5.1	Opinion of Foley Shechter LLP*

10.1	Pacific Ventures Group, Inc. 2017 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, as filed with the SEC on November 8, 2017).

23.1	Consent of Dylan Floyd Accounting & Consulting*

23.2	Consent of Foley Shechter LLP (contained in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (contained on the first signature page of this registration statement).

* Filed herewith.

Item 9.      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 21, 2017.

PACIFIC VENTURES GROUP, INC.

By: /s/ Shannon Masjedi
Name: Shannon Masjedi Title: President, Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. In addition, the following persons hereby constitute and appoint Shannon Masjedi, her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Shannon Masjedi	Director	November 21, 2017
Shannon Masjedi

/s/ Marc Shenkman	Chairman of the Board of Directors and a director	November 21, 2017
Marc Shenkman